Exhibit 8.1

November 18, 2009

Sinovac Biotech Ltd.

No.39 Shangdi Xi Road

Haidian District, Beijing 100085

People’s Republic of China

Ladies and Gentlemen:

We have acted as special U.S. counsel to Sinovac Biotech Ltd., a limited liability corporation incorporated in Antigua, West Indies (the “Company”), in connection with the registration of certain securities (the “Securities”) of the Company on Form F-3, dated November 18, 2009, which incorporates by reference certain documents listed therein (the “Registration Statement”).

The facts, as we understand them, and upon which with your permission we rely in rendering the opinion herein, are set forth in the Registration Statement.  In addition, in our capacity as counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate.  In our examination, we have assumed the accuracy of all information provided to us.

Based on such facts and subject to the qualifications, assumptions and limitations set forth herein and in the Registration Statement, we hereby confirm that the statements in the Registration Statement under the caption “Taxation—United States Federal Income Taxation,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

No opinion is expressed as to any matter not discussed herein.

We are opining herein as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or any other jurisdiction or as to any other matters of municipal law or the laws of any local agencies within any state.

November 18, 2009

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof.  This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters.  Our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not assert a contrary position.  Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not affect the conclusions stated in this opinion.

This letter is furnished only to you and is solely for your benefit in connection with the transaction described herein.  This opinion may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose (including any person, firm or other entity that acquires Securities from you), without our prior written consent, which may be granted or withheld in our sole discretion.

Very truly yours,

/s/ Latham & Watkins LLP